U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16 (a) of the Securities Exchange
                Act of 1934, Section 17 (a) of the Public Utility
                         Holding Company Act of 1935 or
              Section 30 (f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

         D'Alonzo                    Marco
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         (Last)                     (First)                   (Middle)

               275 Commercial Blvd.                    Suite 260
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          Ft. Lauderdale                FL                      33308
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             (City)                   (State)                   (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

          12/13/99
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Issuer Name or Ticker or Trading Symbol

     Health Express USA, Inc.
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5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

         [X]    Director                          [X]    10% Owner
         [X]    Officer (give title below)        [ ]    Other (specify below)

                Chief Operating Officer
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6.  If Amendment, Date of Original (Month/Year)

                                  N/A
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7.       Individual or Joint/Group Filing
         (Check Applicable Line)
         [X] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                          3. Ownership Form
                              2.  Amount of Securities       direct (D) or
1.  Title of Security             Beneficially Owned         Indirect (I)
    (Instr. 4)                    (Instr. 4)                 (Instr. 5)
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       Common Stock                   2,197,818                    D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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                 Table II -- Derivative Securities Beneficially
                  Owned (e.g., puts, calls, warrants, options,
                             convertible securities)
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                                               3. Title and Amount of Securities
                                                  Underlying Derivative Security
                        2.  Date Exercisable      (Instr. 4)
                            and Expiration Date --------------------------------
                            (Month/Day/Year)                          Amount
                        -----------------------                       or
                         Date           Expira-                       Number
1. Title of Derivative   Exer-          tion                          of
   Security (Instr. 4)   cisable        Date       Title              Shares
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Stock Option              6/15/99       6/15/09    Common Stock      1,780,000
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Explanation of Responses: The option was granted on June 15, 1999 and is exercisable, in whole or in part at any time, at an exercise price of $.35 per share for a period of ten years from the date of grant.



By: /s/ Marco D'Alonzo                                    December 21, 1999
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         **Signature of Reporting Person                  Date



         Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.



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